Exhibit 10.2

SERVICES ADDENDUM

TO

FINANCIAL AND INVESTOR RELATIONS SUPERVISORY CONSULTING AGREEMENT

THIS SERVICES ADDENDUM TO THE FINANCIAL AND INVESTOR RELATIONS SUPERVISORY AGREEMENT, of April 7, 2010, between TaxMasters, Inc. and Velvet International, LTD., is made as of this 19th day of May, 2010 WITNESSETH THAT, WHEREAS, the parties have discussed the rendition of services by CONSULTANT in addition to the supervisory services already agreed upon, have negotiated with respect thereto, and have agreed upon the additional services and the compensation therefor, and the parties desire to have a formal agreement to formalize and evidence the terms of their agreements and understandings with respect thereto;

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises and covenants, the parties have agreed as follows:

1. ADDITIONAL SERVICES.   CONSULTANT shall directly, through its contacts other than the IR and PR companies being supervised, search for, identify, contact and seek to secure interest in the CLIENT from institutional investors, such as banks, investment advisors to funds, private ("hedge") funds, and similar entities.

2. COMPENSATION.  As compensation for the additional services, the CLIENT shall issue  to  CONSULTANT   One   Million   (1,000,000)   shares  of  its   Common   Stock immediately upon execution hereof, with a "tacking date" of May 19, 2010. Such shares shall bear the usual restrictive legend with respect to their unregistered status and the inability to transfer the shares without either registration or an available exemption therefrom.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.

CLIENT: TAXMASTERS, INC.

By:

CONSULTANT: VELVET INTERNATIONAL, INC.